Exhibit 10.3
BUSINESS AGREEMENT

This agreement is by, and between Material Technologies, Inc., a Delaware corporation, based at 11661 San Vicente Blvd., Los Angeles, California (“Matech”), and, The India-America Technology Agency, a recently established business with offices in Singapore, India, and the U.S., based at: c/o Spinnaker Capital Asia, 16 Collyer Quay, Hitachi Tower #34-02, Singapore 049318 (“IATA”).

Whereas:

Matech desires to have its bridge fatigue sensor products and technology introduced by IATA into India and Singapore, and

Matech further desires to have IATA identify and arrange investment funding to facilitate the most effective marketing, distribution, and manufacturing opportunities in India and Singapore.

Therefore, Matech and IATA agree as follows:
1.
Matech agrees to enter into exclusive licenses to IATA to make, use, and sell the Matech electromechanical fatigue sensor system, and all related technology owned by Matech, to be utilized in the territories of India and Singapore.  Any licenses granted to IATA will be pursuant to separate agreements, the terms of which will be mutually agreeable to the parties at that time.

2.	IATA will apply its best efforts to protect the intellectual property rights of the Matech products and technology, including seeking patent protection in India and Singapore.
3.	IATA will apply its best efforts to market the Matech technology and obtain contracts for product sales, engineering contract services and licensing fees throughout India and Singapore.
4.	IATA will apply its best efforts to obtain financing to facilitate its efforts in India and Singapore to introduce the Matech products, technology, and engineering services.
5.
The term of this Agreement is ten years from the date of execution.  Each party hereto shall bear their own expenses incurred pursuant to this Agreement.  This Agreement shall be governed by the laws of the State of California.  The parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

Material Technologies, Inc.                                                                                IATA

 /s/ Robert Bernstein                 Date 5/22/08                                                     /s/ Sam Kovnat (for Tarun Gandhi)            Date 5/25/08
Robert Bernstein                                                                                                  Tarun Gandhi
CEO                                                                                                                        Chairman and CEO